                                                             File No. 333-128352

      As filed with the U.S. Securities and Exchange Commission on June 16, 2006

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      [ ] Pre-Effective Amendment No. _____

                     [X] Post-Effective Amendment No. __1__
                        (Check appropriate box or boxes)

          DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.
     ----------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

                                 (800) 523-1918
     ----------------------------------------------------------------------
                        (Area Code and Telephone Number)

                 2005 Market Street, Philadelphia, PA 19103-7094
     ----------------------------------------------------------------------
 (Address of Principal Executive Offices Number, Street, City, State, Zip Code)

   David P. O'Conner, Esquire, 2005 Market Street, Philadelphia, PA 19103-7094
     ----------------------------------------------------------------------
 (Name and Address of Agent for Service, Number, Street, City, State, Zip Code)

It is proposed that this filing will become  effective  immediately  upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

                                     PART A

The Proxy Statement/Prospectus dated October 31, 2005 contained in Part A of the
Registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form
N-14  that  was   previously   filed  on   November  1,  2005   [Accession   No.
0000950116-05-003365], is incorporated herein by reference in its entirety.

                                     PART B

The Statement of Additional Information ("SAI") dated October 31, 2005 contained in Part B of the Registrant's  Pre-Effective Amendment No. 1 to its Registration
Statement on Form N-14 that was previously  filed on November 1, 2005 [Accession
No. 0000950116-05-003365], is incorporated herein by reference in its entirety.

                                     PART C

                                OTHER INFORMATION

Item 15.  Indemnification.  Insofar as  indemnification for  liabilities arising under the  Securities  Act of 1933,  as amended,  may be  permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of  Incorporation,  the  By-Laws,  or  otherwise,  the
          Registrant  has been advised that in the opinion of the Securities and
          Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the event that a claim for indemnification  against such liabilities (other than the  payment  by the  Registrant  of  expenses  incurred  or paid by a director,  officer  or  controlling  person of the  Registrant  in the successful  defense of any action,  suit or proceeding) is asserted by such director,  officer or controlling  person in connection  with the shares being registered, the Registrant will, unless in the opinion of its  counsel  the matter has been  settled by  controlling  precedent, submit to a court of  appropriate  jurisdiction  the question  whether such  indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.  The following  exhibits are  electronically  filed herewith unless otherwise indicated:

          (1)  Copies of the charter of the Registrant as now in effect;

               (a)  Articles   of   Incorporation   dated   December   29,  1992
                    (Previously  filed with the  Registration  Statement on Form
                    N-14 on September 15, 2005).

               (b)  Statement of Rights and Preferences of Series A and Series B
                    Preferred  Shares  (Previously  filed with the  Registration
                    Statement on Form N-14 on September 15, 2005).

               (c)  Statement  of Rights and  Preferences  of Series C Preferred
                    Shares (Previously filed with Pre-Effective  Amendment No. 1 on Form N-14 on November 1, 2005).

               (d)  Statement  of Rights and  Preferences  of Series D Preferred
                    Shares (Previously filed with Pre-Effective  Amendment No. 1 on Form N-14 on November 1, 2005).

          (2)  Copies of the existing  by-laws or  corresponding  instruments of the Registrant;

               (a)  Amended and Restated By-Laws of the Registrant dated May 19,
                    2005 (Previously  filed with the  Registration  Statement on
                    Form N-14 on September 15, 2005).

          (3)  Copies of any voting  trust  agreement  affecting  more than five percent of any class of equity securities of the Registrant;

               Not  Applicable.

          (4)  Copies of the agreement of acquisition,  reorganization,  merger, liquidation and any amendments to it;

               (a)  Agreement and Plan of Acquisition among Delaware Investments
                    Minnesota Municipal Income Fund, Inc., Delaware  Investments
                    Minnesota  Municipal  Income  Fund II,  Inc.,  and  Delaware
                    Management  Company,  is  electronically  filed  herewith as
                    Exhibit No. EX-99(4)(a).

               (b)  Agreement and Plan of Acquisition among Delaware Investments
                    Minnesota   Municipal   Income  Fund  III,  Inc.,   Delaware
                    Investments  Minnesota  Municipal  Income Fund II, Inc., and
                    Delaware  Management   Company,   is  electronically   filed
                    herewith as Exhibit No. EX-99(4)(b).

          (5)  Copies of all  instruments  defining the rights of holders of the securities  being registered  including,  where  applicable,  the relevant  portion of the articles of  incorporation or by-laws of the Registrant;

               (a)  Articles of Incorporation.  Articles 5 and 7 of the Articles
                    of  Incorporation  (Previously  filed with the  Registration
                    Statement on Form N-14 on September 15, 2005).

               (b)  Statement of Rights and Preferences of Series A and Series B
                    Preferred  Shares  (Previously  filed with the  Registration
                    Statement on Form N-14 on September 15, 2005).

               (c)  Statement  of Rights and  Preferences  of Series C Preferred
                    Shares (Previously filed with Pre-Effective  Amendment No. 1 on Form N-14 on November 1, 2005).

               (d)  Statement  of Rights and  Preferences  of Series D Preferred
                    Shares (Previously filed with Pre-Effective  Amendment No. 1 on Form N-14 on November 1, 2005).

               (e)  By-Laws. Articles II, VIII and IX of the By-Laws (Previously
                    filed  with  the  Registration  Statement  on  Form  N-14 on
                    September 15, 2005).

          (6)  Copies  of all  investment  advisory  contracts  relating  to the management of the assets of the Registrant;

               (a)  Investment   Management  Agreement  dated  January  1,  1999
                    between Registrant and Delaware Management Company, a series of Delaware Management Business Trust (Previously filed with the  Registration  Statement on Form N-14 on  September  15,
                    2005).

          (7)  Copies of each underwriting or distribution  contract between the
               Registrant and a principal  underwriter,  and specimens or copies of all agreements between principal underwriters and dealers;

               Not  Applicable.

          (8)  Copies of all bonus,  profit sharing,  pension,  or other similar contracts  or  arrangements  wholly or partly for the  benefit of directors  or officers  of the  Registrant  in their  capacity as such. Furnish a reasonably detailed  description of any plan that is not set forth in a formal document;

               Not  Applicable.

          (9)  Copies of all custodian agreements and depository contracts under
               Section 17(f) of the  Investment  Company Act of 1940, as amended
               (the "1940 Act") for  securities  and similar  investments of the
               Registrant, including the schedule of remuneration;

               (a)  Mutual  Fund   Custody  and   Services   Agreement   between
                    Registrant  and  Mellon  Bank,  N.A  (Previously  filed with
                    Pre-Effective  Amendment  No. 1 on Form N-14 on  November 1,
                    2005).

                    (i)  Amendment  to the  Mutual  Fund  Custody  and  Services
                         Agreement  between  Registrant  and Mellon  Bank,  N.A.
                         (Previously filed with Pre-Effective Amendment No. 1 on
                         Form N-14 on November 1, 2005).

          (10) Copies of any plan  entered into by  Registrant  pursuant to Rule
               12b-1  under  the 1940  Act and any  agreements  with any  person relating to  implementation  of the plan,  and copies of any plan entered into by Registrant  pursuant to Rule 18f-3 under the 1940
               Act, any agreement with any person relating to  implementation of the plan, any amendment to the plan, and a copy of the portion of
               the  minutes  of  the  meeting  of  the  Registrant's   directors
               describing any action taken to revoke the plan;

               Not  Applicable.

          (11) An opinion  and  consent of  counsel  as to the  legality  of the securities being registered,  indicating  whether they will, when sold, be legally issued, fully paid and nonassessable;

               (a)  Opinion of Dorsey & Whitney LLP is electronically  filed herewith as Exhibit No. EX-99(11)(a).

          (12) An  opinion,  and consent to their use, of counsel or, in lieu of an  opinion,  a copy of the  revenue  ruling  from  the  Internal
               Revenue  Service,  supporting the tax matters and consequences to shareholders discussed in the prospectus;

               (a)  Tax Opinion  regarding the Agreement and Plan of Acquisition between  Delaware  Investments  Minnesota  Municipal  Income
                    Fund, Inc., Delaware Investments  Minnesota Municipal Income
                    Fund  II,  Inc.,  and  Delaware   Management   Company,   is
                    electronically filed herewith as Exhibit No. EX-99(12)(a).

               (b)  Tax Opinion  regarding the Agreement and Plan of Acquisition between Delaware Investments Minnesota Municipal Income Fund
                    III, Inc., Delaware  Investments  Minnesota Municipal Income
                    Fund  II,  Inc.,  and  Delaware   Management   Company,   is
                    electronically filed herewith as Exhibit No. EX-99(12)(b).

          (13) Copies of all material  contracts of the  Registrant  not made in the  ordinary  course of business  which are to be  performed  in whole or in part on or after the date of filing the  registration statement;

               (a)  Remarketing  Agreement between  Registrant and Salomon Smith
                    Barney, Inc. (Previously filed with Pre-Effective  Amendment
                    No. 1 on Form N-14 on November 1, 2005).

                    (i)  Amendment to Remarketing  Agreement between Registrant,
                         Delaware  Management  Company,   and  Citigroup  Global
                         Markets,  Inc.  (formerly,  Smith  Barney  Harris Upham
                         &  Co.   Incorporated)   is  filed   electronically
                         herewith as Exhibit No. EX-99(13)(a)(i).

               (b)  Paying Agent  Agreement  between the  Registrant and Bankers
                    Trust Company (Previously filed with Pre-Effective Amendment
                    No. 1 on Form N-14 on November 1, 2005).

                    (i)  Amendment  to  Paying  Agent   Agreement   between  the
                         Registrant  and Deutsche  Bank Trust  Company  Americas
                         (formerly,    Bankers    Trust    Company)   is   filed
                         electronically herewith as Exhibit No. EX-99(13)(b)(i).

               (c)  Fund  Administration and Accounting  Agreement dated July 1,
                    1998 between  Registrant and Delaware Service Company,  Inc.
                    (Previously  filed with the  Registration  Statement on Form
                    N-14 on September 15, 2005).

          (14) Copies  of  any  other  opinions,  appraisals,  or  rulings,  and consents to their use,  relied on in preparing  the  registration statement  and  required  by Section 7 of the  Securities  Act of
               1933, as amended (the "1933 Act" or "Securities Act");

               (a)  Consent of Ernst  &  Young LLP,  Independent  Registered
                    Public Accounting Firm for the Registrant  (Previously filed with Pre-Effective  Amendment No. 1 on Form N-14 on November
                    1, 2005).

          (15) All financial statements omitted pursuant to Item 14(a)(1);

               Not  Applicable.

          (16) Manually signed copies of any power of attorney pursuant to which the  name of any  person  has  been  signed  to the  registration statement; and

               (a)  Powers of Attorney  (Previously  filed with the Registration
                    Statement on Form N-14 on September 15, 2005).

          (17) Any additional exhibits which the Registrant may wish to file.

               (a)  Transfer Agent  Services  Agreement  between  Registrant and
                    Mellon  Investor   Services  LLC   (Previously   filed  with
                    Pre-Effective  Amendment  No. 1 on Form N-14 on October  31,
                    2005).

Item 17.  Undertakings.

          (1)  The  undersigned  Registrant  agrees  that  prior  to any  public reoffering  of the  securities  registered  through  the use of a prospectus  which is part of this  registration  statement by any person or party who is deemed  to be an  underwriter  within  the meaning of Rule  145(c) of the  Securities  Act,  the  reoffering prospectus  will  contain  the  information  called  for  by  the applicable  registration  form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The undersigned  Registrant  agrees that every prospectus that is filed  under  paragraph  (1)  above  will be  filed as part of an amendment  to the  registration  statement  and  will not be used until the amendment is effective,  and that, in  determining  any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new  registration  statement for the securities offered therein,  and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     As required by the  Securities  Act of 1933,  as amended  (the "1933 Act"), this  Registration  Statement has been signed on behalf of the Registrant in the
City of  Philadelphia  and the  Commonwealth  of Pennsylvania on the 16th day of
June, 2006.

                               DELAWARE INVESTMENTS
                               MINNESOTA MUNICIPAL INCOME
                               FUND II, INC.

                               By:  /s/ Jude T. Driscoll
                                    Jude T. Driscoll
                                    Chairman

     As required by the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                     Title                              Date

/s/ Jude T. Driscoll           Chairman/President/Chief          June 16, 2006
Jude T. Driscoll               Executive Officer(Principal
                               Executive Officer) and
                               Director

/s/ Thomas L. Bennett*         Director                          June 16, 2006
Thomas L. Bennett

/s/ John A. Fry*               Director                          June 16, 2006
John A. Fry

/s/ Anthony D. Knerr*          Director                          June 16, 2006
Anthony D. Knerr

/s/ Lucinda S. Landreth*       Director                          June 16, 2006
Lucinda S. Landreth

/s/ Ann R. Leven*              Director                          June 16, 2006
Ann R. Leven

/s/ Thomas F. Madison*         Director                          June 16, 2006
Thomas F. Madison

/s/ Janet L. Yeomans*          Director                          June 16, 2006
Janet L. Yeomans

/s/ J. Richard Zecher*         Director                          June 16, 2006
J. Richard Zecher

/s/ Michael P. Bishof*         Senior Vice President/Chief       June 16, 2006
Michael P. Bishof              Financial Officer(Principal
                               Financial Officer)

                           * By: /s/ Jude T. Driscoll
                                Jude T. Driscoll
                                Attorney-in-Fact for
                          each of the persons indicated
                (Pursuant to Powers of Attorney previously filed)

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Exhibits
                                       to
                                    Form N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                INDEX TO EXHIBITS

Exhibit No.     Exhibit
-----------     -------

EX-99(4)(a)     Agreement and Plan of  Acquisition  among  Delaware  Investments
                Minnesota Municipal  Income  Fund,  Inc.,  Delaware  Investments
                Minnesota Municipal Income Fund II, Inc., and Delaware
                Management Company.

EX-99(4)(b)     Agreement and  Plan  of Acquisition  among  Delaware Investments
                Minnesota Municipal Income Fund III, Inc., Delaware  Investments
                Minnesota Municipal Income Fund II, Inc., and Delaware
                Management Company.

EX-99(11)(a)    Opinion of Dorsey & Whitney LLP.

EX-99(12)(a)    Tax  Opinion  regarding  the Agreement and Plan  of  Acquisition between  Delaware Investments  Minnesota  Municipal Income Fund,
                Inc.,  Delaware Investments  Minnesota Municipal Income Fund II,
                Inc., and Delaware Management Company.

EX-99(12)(b)    Tax Opinion regarding the Agreement and Plan  of  Acquisition between Delaware Investments Minnesota Municipal Income Fund
                III, Inc., Delaware Investments Minnesota Municipal Income Fund
                II, Inc., and Delaware Management Company.

EX-99(13)(a)(i) Amendment dated  February 7, 2006 to the  Remarketing  Agreement between Registrant,  Delaware  Management Company,  and Citigroup
                Global Markets, Inc.

EX-99(13)(b)(i) Amendment to Paying  Agent Agreement  between the Registrant and
                Deutsche Bank Trust Company Americas.